Exhibit 10.2

Execution Copy

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of January 5, 2017 (the “Execution Date”), by and among Novartis Pharma AG (“Novartis”), a company organized under the laws of Switzerland,  having its principal place of business at Lichtstrasse 35, 4002 Basel, Switzerland, Ionis Pharmaceuticals, Inc. (“Ionis”), a Delaware corporation having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010, and Akcea Therapeutics, Inc. (“Akcea”), a Delaware corporation having its principal place of business at 55 Cambridge Parkway, Suite 100, Cambridge, MA 02142.

Recitals

A.            Ionis has agreed to sell, and Novartis has agreed to purchase, $100 million of shares of Ionis’s common stock (the “Ionis Common Stock”) subject to and in accordance with the terms and provisions hereof.

B.            Novartis has agreed to purchase, and Akcea has agreed to sell to Novartis, $50 million of shares of Akcea’s common stock (the “Akcea Common Stock”) if Akcea completes a Qualified Initial Public Offering during the period commencing on the Execution Date and ending on the date that is the 15-month anniversary of the Execution Date (such period, the “Akcea Option Period”), subject to and in accordance with the terms and provisions hereof; and, if no Qualified Initial Public Offering has occurred during the Akcea Option Period, Novartis has agreed to purchase, and Ionis has agreed to sell to Novartis, $50 million of shares of Ionis Common Stock in the 90-day period commencing upon the end of the Akcea Option Period (such period the “Ionis Option Period” and together with the Akcea Option Period, the “Option Period”).

C.            Simultaneously with the execution of this Agreement, Akcea and Novartis are entering into a Strategic Collaboration, Option and License Agreement (the “Collaboration Agreement”).

D.            The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

Agreement

For good and valuable consideration, the parties agree as follows:

Section 1.	Sale and Purchase of Ionis Stock

1.1          Purchase of Ionis Stock. Subject to the terms and conditions of this Agreement, at the Initial Closing, Ionis will issue and sell to Novartis, and Novartis will purchase from Ionis, 1,631,4351 shares of Common Stock (the “Ionis Shares”) for an aggregate purchase price of US$100,000,000 (the “Purchase Price”).

1 Price per share is determined by adding a 25% premium to the average of the daily per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IONIS.UQ <equity> AQR” over the 20-trading day period ending on and including the last trading day prior to the Execution Date.  Number of Shares is determined by dividing $100 million by the price per share, rounding down to the nearest whole share.

1.2          Payment.  At the Closing, Novartis will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Ionis to Novartis prior to the Closing, and Ionis will deliver the Ionis Shares in book entry form to Novartis.

1.3          Initial Closing. The closing of the transaction contemplated by this Section 1 (the “Initial Closing”) will be held at the offices of Ionis within three trading days after the conditions to closing set forth in Section 8 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other place, time and/or date as may be jointly designated by Novartis and Ionis (the “Initial Closing Date”). Subject to the closing conditions set forth in Section 8, the Parties will endeavor to effect the Initial Closing on the trading day immediately following the termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

1.4          HSR Clearance. Subject to the terms and conditions of this Agreement, in connection with the acquisition of the Ionis Shares, each of Novartis and Ionis shall use commercially reasonable efforts to (i) make all required filings and submissions under the HSR Act as determined by Novartis in consultation with Ionis, as promptly as practicable, but in no event later than 15 days after the Execution Date, and (ii) obtaining as promptly as practicable the termination of any waiting period under the HSR Act.

Section 2.	Purchase of Shares of Akcea Common Stock or Additional Shares of Ionis Common Stock.

2.1          Purchase of Akcea Shares.  If Akcea completes a Qualified Initial Public Offering during the Akcea Option Period, then Novartis agrees to purchase (and Akcea hereby agrees to sell) from Akcea $50 million of Akcea Common Stock.  The price per share will be the initial public offering price per share to the public set forth in the final prospectus for Akcea’s Qualified Initial Public Offering (the “Akcea IPO Price”).  The shares sold will be Akcea’s primary shares and the number of shares Novartis will purchase will be determined by dividing $50 million by the price per share, rounding down to the nearest whole share; provided, that Novartis shall only purchase such number of shares as would not (x) cause its beneficial ownership to exceed 14.99% of Akcea’s outstanding common stock immediately after such purchase or (y) result in an aggregate purchase price that exceeds 30% of the sum of the aggregate gross proceeds received by Akcea in (i) such Qualified Initial Public Offering and (ii) the issuance pursuant to this section 2.1 (the number of shares of Akcea Common Stock so purchased the “Purchased Akcea Shares”). If the number of shares of Akcea Common Stock to be purchased under this Agreement is reduced as a result of the preceding sentence, Novartis shall purchase shares of Ionis Common Stock equal to (a) $50 million minus the aggregate purchase price for the Purchased Akcea Shares, divided by (b) the price per share of Ionis Common Stock as set forth in Section 2.2, using the 20-trading day period ending on and including the trading day immediately prior to the closing date of Akcea’s Qualified Initial Public Offering.  This option (and Akcea’s and Ionis’s obligation to sell Common Stock under this Section 2.1) will automatically expire if unexercised by the expiration of the Akcea Option Period. Any shares of Akcea Common Stock purchased by Novartis under this Section 2 are referred to as (“Akcea Shares”)

2.2          Purchase of Additional Ionis Shares.

(a)           If Akcea does not complete a Qualified Initial Public Offering during the Akcea Option Period, Novartis agrees to purchase (and Ionis hereby agrees to sell) from Ionis an additional $50 million of Ionis Common Stock during the Ionis Option Period.  At any time during the Ionis Option Period Ionis may deliver a notice to sell Novartis the Ionis Common Stock under this Section 2.2 (such notice, a “Put Notice”).  By the 15th trading day following Novartis’ receipt of the Put Notice (such trading date, the “Pricing Deadline”), Novartis will deliver to Ionis a written notice specifying a trading day (such trading day, the “Pricing Trigger Date”) during the period between the Pricing Deadline and the 30th trading day (inclusive) following Novartis’ receipt of the Put Notice to use as the basis to set the purchase price for the Ionis Common Stock, using the formula described in this section.  If, by the Pricing Deadline Novartis has not delivered a written notice to Ionis specifying a Pricing Trigger Date, then the Pricing Trigger Date will be the date of the Pricing Deadline.  Subject to the closing conditions set forth in Section 8, the Parties will endeavor to effect the Subsequent Closing for the purchase under this Section 2.2 on the trading day immediately following the Pricing Trigger Date.  Novartis undertakes that during the period from receipt of the Put Notice until the first trading day after the Subsequent Closing, Novartis shall not purchase or sell Ionis Common Stock (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Ionis Common Stock) unless required to comply with its obligations under this Agreement or as required by law.

(b)           The price per share for the purchase under this Section 2.2 will be determined by adding a 25% premium to the average of the daily per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IONIS.UQ <equity> AQR” over the 20-trading day period ending on and including the Pricing Trigger Date.  The number of shares Novartis may purchase will be determined by dividing $50 million by the price per share, rounding down to the nearest whole share; provided, that if as a result of such purchase, Novartis and its Affiliates would beneficially own greater than 9.99% of Ionis’s outstanding common stock immediately after such purchase, Novartis shall only purchase such number of shares as would not cause its and its Affiliates’ beneficial ownership to exceed 9.99% of Ionis’s outstanding common stock immediately after such purchase.

(c)           If (i) between the date Ionis provides Novartis a Put Notice and prior to the scheduled date of the Subsequent Closing, Ionis learns new information or events occur that would make one or more of Ionis’ representations and warranties under Section 3 untrue or incorrect on the Subsequent Closing, and (ii) as a result the Subsequent Closing does not occur because the closing condition under Section 8.3(d) was not satisfied or waived, then Novartis’ obligation to purchase (and Ionis’ obligation to sell) the Ionis Common Stock under Section 2.2(a) will reset and the Ionis Option Period will automatically be extended by 30 days.

2.3          Subsequent Closing. The closing of the transactions contemplated by this Section 2 (the “Subsequent Closing”) will be held at the offices of Ionis, and

(a)           If Novartis purchases Akcea Common Stock under Section 2.1, such closing will occur contemporaneously with the closing of Akcea’s initial public offering; provided the conditions to closing set forth in Section 8 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Subsequent Closing) or at such other place, time and/or date as may be jointly designated by Novartis and Akcea.

(b)           If Novartis purchases Ionis Common Stock under Section 2.2, such closing will occur within three trading days after the conditions to closing set forth in Section 8 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Subsequent Closing) or at such other place, time and/or date as may be jointly designated by Novartis and Ionis; or

(c)           Any shares of Ionis Common Stock or Akcea Common Stock purchased by Novartis under this Section 2 are referred to as “Subsequent Shares” and together with the Ionis Shares, the “Shares”.  The Initial Closing and the Subsequent Closing may each be referred to as a “Closing” and the date of each such Closing as a “Closing Date”.

2.4          HSR Clearance. In connection with the issuance of the Subsequent Shares, each of Novartis, Ionis, and Akcea shall use commercially reasonable efforts to (i) make all required filings and submissions under the HSR Act as determined by Novartis in consultation with Ionis and Akcea, no later than ten days after Novartis provides Ionis or Akcea with the notice required under Section 2.1 or Section 2.2 of this Agreement, and (ii) obtaining as promptly as practicable the termination of any waiting period under the HSR Act.

2.5          Change of Control.

(a)           Ionis and/or Akcea shall notify Novartis in writing within 10 days following the closing of a Change of Control of Ionis and/or Akcea, which notice (a “Change of Control Notice”) shall set forth the material terms of such Change of Control of Ionis and/or Akcea.

(b)           In the event of a Change of Control of Ionis (i) the purchase and sale obligation under Section 2.2 with respect to Ionis’ Common Stock will automatically terminate, and (ii) the purchase and sale obligation under Section 2.1, solely with respect to Akcea’s Common Stock will continue during the Akcea Option Period.  For the avoidance of doubt, in the event of a Change of Control of Ionis, Novartis shall not be required to purchase any shares of Ionis’ Common Stock following such Change of Control.

(c)           In the event of a Change of Control of Akcea (i) the purchase and sale obligation under Section 2.1 with respect to Akcea’s Common Stock will automatically terminate, and (ii) the purchase and sale obligation under Section 2.2 with respect to Ionis’ Common Stock will apply through the 18-month anniversary of the Execution Date.

Section 3.	Representations and Warranties of Ionis

Except as otherwise specifically contemplated by this Agreement, Ionis hereby represents and warrants to Novartis that:

3.1          Private Placement.  Subject to the accuracy of the representations made by Novartis in Section 4, the Shares will be issued and sold to Novartis in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. It has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby. It has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Shares in a manner that would require registration of the Shares under the Securities Act.

3.2          Organization and Qualification.  It is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted and proposed to be conducted.  It is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not have a Material Adverse Effect on it.

3.3          Authorization; Enforcement.  It has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares) have been duly authorized by its Board of Directors and no further consent or authorization of its Board of Directors, or its stockholders, is required.  This Agreement has been duly executed by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

3.4          Issuance of Shares.  The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of its stockholders.

3.5          No Conflicts; Government Consents and Permits.

(a)           Neither it nor any of its subsidiaries is (A) in violation of its Certificate of Incorporation or Bylaws or (B) in default in the performance or observance of any material obligation, agreement, indenture, instrument, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of (B) for such defaults as would not, individually or in the aggregate, be expected to have a Material Adverse Effect.  The execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of such party’s Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or constitute or result in a breach of any provision of, or constitute a default under, any material obligation, agreement, indenture, instrument, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, or (iii) violate or conflict with, or result in a violation of or conflict with, any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to such party.

(b)           Such party is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities laws, (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq, and (iii) expiration or termination of any waiting period required under the HSR Act.

3.6          SEC Documents.

(a)           The Ionis Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  Ionis has delivered or made available (by filing on the SEC's electronic data gathering and retrieval system (EDGAR)) to Novartis complete copies of its most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q filed with the SEC prior to the Effective Date (and with respect to each Closing, between the Effective Date and prior to the applicable Closing Date) (collectively, the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and all other federal, state and local laws, rules and regulations applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           There are no outstanding or unresolved comments in comment letters received from the SEC or its staff.

3.7          Full Disclosure. As of the date hereof, and other than the transactions that are the subject of this Agreement and the Collaboration Agreement, no material fact or circumstance exists that would be required to be disclosed in a current report on Form 8-K or in a registration statement filed under the Securities Act, were such a registration statement filed on the date hereof, that has not been disclosed in an SEC Document.

3.8          Financial Statements; Controls and Related Matters.

(a)           Ionis’s financial statements, together with the related notes and schedules included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects Ionis’s financial condition and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(b)           Ionis and each of its subsidiaries (i) make and keep accurate books and records and (ii) maintain and have maintained effective internal control over financial reporting as defined in Rule 13a-5 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with U.S. GAAP and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s general or specific authorization, (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated by reference in the SEC Documents fairly present the information called for in all material respects and is prepared in all material respects in accordance with the SEC’s rules and guidelines applicable thereto.

(c)           Since the date of the most recent balance sheet of Ionis and its consolidated subsidiaries reviewed or audited by Ernst & Young LLP and the audit committee of the Board of Directors of Ionis, (i) Ionis has not been advised of (A) any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of Ionis or any of its subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Ionis and each of its subsidiaries, and (ii) since that date, there have been no significant changes in internal controls or in other factors that would significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(d)           Since the date as of the most recent financial statements and except as otherwise described in the SEC Documents, Ionis has not (i) issued or granted any securities (except pursuant to Ionis’s previous or currently existing equity incentive and other similar officer, director or employee benefit plans), (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any material transaction not in the ordinary course of business or (iv) declared or paid any dividend on its capital stock.

3.9          No Material Adverse Effect. Except as described in the SEC Documents, neither it nor any of its subsidiaries has sustained, since the date of the latest financial statements included in the SEC Documents, any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, and, since such date, there has not been any change in the total current assets, capital stock or long-term debt of it or any of its subsidiaries (other than a change in the number of outstanding shares of common stock due to the issuance of shares upon the exercise of options under previous or currently existing equity incentive and other similar officer, director or employee benefit plans) or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of Ionis and its subsidiaries, taken as a whole, in each case except as would not, in the aggregate, have a Material Adverse Effect.

3.10        Property. It and each of its subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects, except such as are described in the SEC Documents and such as do not affect the value of such property and do not interfere with the use made and proposed to be made of such property by it or any of its subsidiaries, except as would not, in the aggregate, have a Material Adverse Effect.  All assets held under lease by it or any of its subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not interfere with the use made and proposed to be made of such assets by it or any of its subsidiaries, except, as would not, in the aggregate, have a Material Adverse Effect.

3.11        Capitalization. Ionis has an authorized capitalization as set forth on its most recently filed SEC Document. All of the issued shares of capital stock of Ionis have been duly authorized and validly issued, are fully paid and non-assessable, conform in all material respects to the description thereof contained in the SEC Documents and were issued in compliance with federal and state securities laws and not in violation of any preemptive right, resale right, right of first refusal or similar right.  All of Ionis’s options, warrants and other rights to purchase or exchange any securities for shares of Ionis’s capital stock have been duly authorized and validly issued, conform to the description thereof contained in the SEC Documents and were issued in compliance with federal and state securities laws. There are no outstanding options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or sell, any shares of Ionis’s capital stock, any shares of capital stock of any subsidiary, or any such warrants, convertible securities or obligations, except as set forth in the SEC Documents and except for shares of Ionis capital stock and options to purchase shares of Ionis capital stock granted under, or contracts or commitments pursuant to, Ionis’s previous or currently existing equity incentive and other similar officer, director or employee benefit plans. There is no and has been no policy or practice of Ionis to intentionally coordinate the grant of options to employees with the release or other public announcement of material information regarding Ionis or its results of operations or prospects to minimize the exercise price of such options. All of the issued shares of capital stock of each subsidiary of Ionis have been duly authorized and validly issued, are fully paid and non-assessable and are owned directly or indirectly by Ionis, free and clear of all liens, encumbrances, equities or claims, except for such liens, encumbrances, equities or claims as would not, in the aggregate, have a Material Adverse Effect.

3.12        No Registration Rights. Except as identified in the SEC Documents, there are no contracts, agreements or understandings between Ionis and any person granting such person the right to require Ionis to file a registration statement under the Securities Act with respect to any securities of Ionis owned or to be owned by such person or to require Ionis to include such securities in any securities being registered pursuant to any registration statement filed by Ionis under the Securities Act.

3.13        No Litigation.  Except as described in the SEC Documents, there are no legal or governmental proceedings pending to which Ionis or any of its subsidiaries is a party or of which any property or assets of Ionis or any of its subsidiaries is the subject that would, in the aggregate, have a Material Adverse Effect; and to Ionis’s knowledge, no such proceedings are threatened or contemplated by any court or arbitrator or federal, state, local or foreign governmental agency or regulatory authority having jurisdiction over the properties or assets of Ionis or any of its subsidiaries or any of their properties or assets (“Governmental Authorities”) or others.

3.14        Exhibits. There are no legal or governmental proceedings or contracts or other documents that would be required to be described in a registration statement of Ionis under the Securities Act or, in the case of documents, required to be filed as exhibits to such registration statement pursuant to Item 601(10) of Regulation S-K that have not been described or incorporated by reference in the SEC Documents.  Neither Ionis nor any of its subsidiaries has knowledge that any other party to any such contract, agreement or arrangement has any intention not to render full performance as contemplated by the terms thereof. The statements made or incorporated by reference in the SEC Documents insofar as they purport to constitute summaries of the terms of statutes, rules or regulations, legal or governmental proceedings or contracts and other documents, constitute accurate summaries of the terms of such statutes, rules and regulations, legal and governmental proceedings and contracts and other documents in all material respects.

3.15        Investment Company Act. Neither Ionis nor any subsidiary is, and after giving effect to the offer and sale of the Shares will be, required to register as, (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended (the “Investment Company Act”), and the rules and regulations of the SEC thereunder or (ii) a “business development company” (as defined in Section 2(a)(48) of the Investment Company Act).

3.16        Disclosure Controls. Ionis and each of its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that the information required to be disclosed by Ionis in the reports they file or submit under the Exchange Act (assuming Ionis was required to file or submit such reports under the Exchange Act) is accumulated and communicated to management of Ionis and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made.  Such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

3.17        Independent Public Accountants. Ernst & Young LLP, who have certified certain financial statements of Ionis, whose report appears in the SEC Documents are independent public accountants as required by the Securities Act and the rules and regulations thereunder.

3.18        Regulatory Compliance. Except as described in the SEC Documents or as provided to Novartis in advance of the applicable Closing via electronic data room; and only to the extent where the failure of such representation and warranty to be true and complete would be reasonably expected to materially and adversely affect any of the Patent Rights (as defined in the Collaboration Agreement) or Know-How (as defined in the Collaboration Agreement) relating to, or the prospects for the research, development and/or commercialization by Ionis or its subsidiaries of,  AKCEA-APO(a)-LRx or AKCEA-APOCIII-LRx, Ionis and each of its subsidiaries: (A) are and at all times have been in full compliance with all statutes, rules, regulations, or guidances applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or product candidate manufactured or distributed by the Company and its subsidiaries (“Applicable Laws”); (B) have not received any U.S. Food and Drug Administration (“FDA”) Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”); (C) possess all Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations; (D) have not received written notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and have no knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (E) have not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and have no knowledge that any such Governmental Authority is considering such action; (F) have filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and represent that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (G) have not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any of its product or any alleged product defect or violation and, to Ionis’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

3.19        Trials. Solely with respect to AKCEA-APO(a)-LRx or AKCEA-APOCIII-LRx and except as described in the SEC Documents or as provided to Novartis in advance of the applicable Closing via electronic data room, (A) the studies, tests and preclinical and clinical trials conducted by or on behalf of Ionis and each of its subsidiaries or with respect to such products were and, if pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the U.S. Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; (B) the descriptions of the results of such studies, tests and trials contained in the SEC Documents with respect to such products are accurate and complete in all material respects and fairly present the data derived from such studies, tests and trials; (C) Ionis is not aware of any studies, tests or trials, the results of which Ionis believes reasonably refute the study, test, or trial results described or referred to in the SEC Documents for such products when viewed in the context in which such results are described and the clinical state of development; and (D) neither Ionis and its subsidiaries, nor, to the knowledge of Ionis, any party with which Ionis or any of its subsidiaries’ has entered into an agreement related to the research, development, manufacture, testing, or commercialization of such products, have received any notices or correspondence from any Governmental Authority requiring the termination, suspension or material modification of any studies, tests or preclinical or clinical trials for such products.  All of the descriptions in the SEC Documents of the legal and governmental procedures and requirements of the FDA or any foreign, state or local governmental body exercising comparable authority are accurate in all material respects.

3.20        Permits. Ionis and each of its subsidiaries have such permits, licenses, patents, franchises, certificates of need and other approvals or authorizations of such Governmental Authorities (“Permits”) as are necessary under applicable law to own their properties and conduct their businesses in the manner described in the SEC Documents, except for any of the foregoing that would not, in the aggregate, have a Material Adverse Effect or except as described in the SEC Documents; each of Ionis and its subsidiaries has fulfilled and performed all of its obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that would not have a Material Adverse Effect or except as described in the SEC Documents.

3.21        ERISA. (i) Each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) for which Ionis or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of corporations within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended (the “Code”)) would have any liability (each a “Plan”) has been maintained in material compliance with its terms and with the requirements of all applicable statutes, rules and regulations including ERISA and the Code; (ii) with respect to each Plan subject to Title IV of ERISA (a) no “reportable event” (within the meaning of Section 4043(c) of ERISA) has occurred or is reasonably expected to occur, (b) no “accumulated funding deficiency” (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, has occurred or is reasonably expected to occur, (c) the fair market value of the assets under each Plan exceeds the present value of all benefits accrued under such Plan (determined based on those assumptions used to fund such Plan) and (d) neither the Company or any member of its Controlled Group has incurred, or reasonably expects to incur, any liability under Title IV of ERISA (other than contributions to the Plan or premiums to the Pension Benefit Guaranty Corporation in the ordinary course and without default) in respect of a Plan (including a “multiemployer plan,” within the meaning of Section 4001(c)(3) of ERISA); and (iii) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.22        Labor. Except as described in the SEC Documents, no labor disturbance by the employees of Ionis or any of its subsidiaries exists or, to the knowledge of Ionis, is imminent that would have a Material Adverse Effect, and Ionis is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of Ionis’s or any of Ionis’s subsidiaries’ collaborative partners, principal suppliers, contractors or customers that would have a Material Adverse Effect.

3.23        Taxes. Ionis and each of its subsidiaries have filed all federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, such tax returns are true and complete in all material respects, all taxes due thereon have been paid, and no material tax deficiency has been determined adversely to Ionis or any of its subsidiaries, nor does Ionis have any knowledge of any tax deficiencies that would, in the aggregate, have a Material Adverse Effect.

3.24        Environmental Laws. Ionis and each of its subsidiaries (i) are, and at all times prior hereto were, in compliance with all laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any Governmental Authority, including without limitation any international, national, state, provincial, regional, or local authority, relating to the protection of human health or safety, the environment, or natural resources, or to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received written notice of any actual or alleged violation of Environmental Laws, or of any potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of clause (i) or (ii) where such non-compliance, violation, liability, or other obligation would not, in the aggregate, have a Material Adverse Effect.  Except as described in the SEC Documents, (A) there are no proceedings that are pending, or known to be contemplated, against Ionis or any of its subsidiaries under Environmental Laws in which a Governmental Authority is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $250,000 or more will be imposed, (B) Ionis and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that would have a Material Adverse Effect, and (C) none of Ionis and its subsidiaries anticipates material capital expenditures relating to Environmental Laws.

3.25        Insurance. Except such as are described in the SEC Documents, Ionis and each of its subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as, based on Ionis’s internal assessments, is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.  All policies of insurance of Ionis and its subsidiaries are in full force and effect.  Ionis and its subsidiaries are in compliance with the terms of such policies in all material respects; and neither Ionis nor any of its subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance; there are no claims by Ionis or any of its subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither Ionis nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.26        AML. The operations of Ionis and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving Ionis or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of Ionis, threatened, except, in each case, as would not have a Material Adverse Effect.

3.27        OFAC. Neither Ionis nor any of its subsidiaries nor, to the knowledge of Ionis, any director, officer, agent, employee or affiliate of Ionis or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Ionis will not directly or indirectly use the proceeds of sale of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.28        FCPA. Neither Ionis nor any of its subsidiaries, nor, to the knowledge of Ionis, any director, officer, agent, employee or other person acting on behalf of Ionis or any of its subsidiaries, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act; or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

3.29        Sarbanes-Oxley. There is and has been no failure on the part of Ionis or any of Ionis’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the U.S. Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

Section 4.	Representations and Warranties of Novartis

Except as otherwise specifically contemplated by this Agreement, Novartis hereby represents and warrants to Ionis and Akcea that:

4.1          Authorization; Enforcement. Novartis has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby and to purchase the Shares in accordance with the terms hereof.  Novartis has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement (including the purchase of the Shares).  This Agreement has been duly executed by Novartis and constitutes a legal, valid and binding obligation of Novartis enforceable against Novartis in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

4.2          No Conflicts; Government Consents and Permits.

(a)           The execution, delivery and performance of this Agreement by Novartis and the consummation by Novartis of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of Novartis’ Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Novartis is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Novartis, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not have a Material Adverse Effect on Novartis or result in a liability for Ionis or Akcea.

(b)           Novartis is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to purchase the Shares in accordance with the terms hereof other than such as have been made or obtained except for the expiration or termination of any waiting period required under the HSR Act.

4.3          Investment Purpose.  Novartis is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  Novartis will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 7.1 and Section 7.2.

4.4          Reliance on Exemptions.  Novartis understands that Ionis and Akcea intend for the Shares to be offered and sold to Novartis in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Ionis and Akcea are relying upon the truth and accuracy of, and Novartis’ compliance with, the representations and warranties of Novartis set forth herein in order to determine the availability of such exemptions and the eligibility of Novartis to acquire the Shares.

4.5          Accredited Investor; Access to Information.  Novartis is an "accredited investor" as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  Novartis has been furnished with materials relating to the offer and sale of the Shares, that have been requested by Novartis, including, without limitation, Ionis's SEC Documents, and Novartis has had the opportunity to review the SEC Documents.  Novartis has been afforded the opportunity to ask Ionis and Akcea questions.  Neither such inquiries nor any other investigation conducted by or on behalf of Novartis or its representatives or counsel will modify, amend or affect Novartis’ right to rely on the truth, accuracy and completeness of the SEC Documents and Ionis's and Akcea’s representations and warranties contained in this Agreement.

4.6          Governmental Review.  Novartis understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

Section 5.	Notice of Intent to Acquire Akcea Shares

5.1          From the Subsequent Closing and so long as Novartis is required to report its ownership of Akcea Common Stock pursuant to Regulation 13D-G under the Securities Exchange Act of 1934, Novartis agrees to notify Akcea (which may be via email to the Chief Executive Officer of Akcea) 10 days prior to its direct acquisition, agreement to acquire or public offering to acquire, additional shares of Akcea’s Common Stock in a single transaction, that represent more than an additional 1.0% of Akcea’s total outstanding Common Stock, on an issued and outstanding basis without giving effect to any convertible securities; provided that Akcea agrees that such notification will be subject to the confidentiality provisions (but not the non-use provisions) applicable to Novartis’ Confidential Information under Article 12 of the Collaboration Agreement until publicly disclosed by Novartis. For purposes of determining the number of outstanding shares of Akcea Common Stock for purposes of this Section 5, Novartis may rely on the number of outstanding shares of Akcea Common Stock as reflected in Akcea’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC.  For the avoidance of doubt, this Section 5 shall not apply to the purchase of any of Akcea’s Common Stock (i) pursuant to Section 2 of this Agreement, (ii) by any of Novartis’s executive officers or directors for his or her personal account or (iii) by an employee benefit plan in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Akcea.

Section 6.	Akcea Voting Agreement

6.1          Voting Agreement.

(a)           If the Proxyholder instructs (or otherwise requests) that Novartis vote in favor of, or against, any matter, action, ratification or other event, other than as permitted by Section 6.1(b) with respect to Extraordinary Matters, for which approval of the holders of Akcea’s stock is sought (either by vote or written consent) or upon which such holders are otherwise entitled to vote, including but not limited to the election of directors (collectively, a “Stockholder Matter”), then Novartis will (i) after receiving proper notice of any meeting of stockholders related to such Stockholder Matter (or, if no notice is required or such notice is properly waived, after notice from the Proxyholder is given), be present, in person or by proxy, as a holder of Akcea Shares at all such meetings and be counted for the purposes of determining the presence of a quorum at such meetings and (ii) vote (in person, by proxy or by action by written consent, as applicable) all Akcea Shares as to which Novartis has beneficial ownership or as to which Novartis otherwise exercises voting or dispositive authority in the manner directed by the Proxyholder; provided, however, that the Proxyholder may only instruct or otherwise request that Novartis vote in a manner that is consistent with the recommendation of the board of directors of Akcea.

(b)           Extraordinary Matters. Novartis may vote or execute a written consent with respect to, any or all of the voting securities of Akcea as to which they are entitled to vote or execute a written consent, as it may determine in its sole discretion, with respect to the following matters, if presented to Akcea’s stockholders for approval (each such matter being an “Extraordinary Matter”):

(i)          any transaction which would result in a Change of Control of Akcea;

(ii)         any issuance of Common Stock that represents more than 20% of the then outstanding Akcea Common Stock;

(iii)        the entry into any licensing, partnering, partnership, collaboration, research and development, joint venture or other commercial agreement;

(iv)         the payment of any dividends to any class of stockholders of Akcea; and

(v)          any liquidation or dissolution of Akcea.

(c)           Appointment of Proxy.  To secure Novartis’ obligations to vote the Akcea Shares in accordance with this Agreement and to comply with the other terms hereof, Novartis hereby appoints the Proxyholder, or its designees, as Novartis’ true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote or act by written consent with respect to all of Novartis’ Akcea Shares in accordance with the provisions set forth in this Agreement, and to execute all appropriate instruments consistent with this Agreement on behalf of Novartis. The proxy and power granted by Novartis pursuant to this Section 6 are coupled with an interest and are given to secure the performance of Novartis’ duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power will survive the merger, consolidation, conversion or reorganization of Novartis or any other entity holding any Akcea Shares.

(d)           No Revocation. The voting agreement contained herein is coupled with an interest and may not be revoked during the term of this Agreement.

(e)           Termination. Novartis’s obligations pursuant to this Section 6 will expire (i) with respect to shares of Akcea Common Stock transferred by Novartis in an arm’s length transfer to a non-Affiliate in compliance with this Agreement, immediately prior to such transfer, and (ii) upon the date on which Novartis beneficially owns less than 7.5% of Akcea’s outstanding Common Stock on an issued and outstanding basis without giving effect to any convertible securities.

Section 7.	Transfer, Resale, Legends.

7.1          Transfer or Resale.  Novartis understands that:

(a)           the Shares have not been and are not being registered under the Securities Act or any applicable state securities laws and, consequently, Novartis may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) Novartis has delivered to Ionis or Akcea, as applicable, an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144;

(b)           any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c)           except as provided under Section 9, neither Ionis, Akcea nor any other person is under any obligation to register the resale of the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

7.2          Agreement to Hold Akcea Shares.  Novartis agrees that it will hold and will not sell the Akcea Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the earliest of the (A) three-year anniversary of the Execution Date (the “Holding Period”) or (B) sixth month following a decision from Akcea to discontinue for any reason the Pre-Option development activities for AKCEA-APO(a)-LRx or AKCEA-APOCIII-LRx as contemplated in Section 1.2.1 of the Collaboration Agreement.  In addition, after the expiration of the Holding Period, in any single trading day Novartis will not sell Akcea Shares in an amount that is more than 10% of the daily trading volume of Akcea’s Common Stock for such trading day.

7.3          Legends.  Novartis understands the certificates representing the Akcea Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Akcea Shares):

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO AN AGREEMENT TO VOTE THESE SHARES IN THE MANNER SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED _______ AMONG IONIS PHARMACEUTICALS, INC., AKCEA THERAPEUTICS INC. AND NOVARTIS PHARMA AG.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED _______ AMONG IONIS PHARMACEUTICALS, INC., AKCEA THERAPEUTICS INC. AND NOVARTIS PHARMA AG.

Novartis may request that Akcea remove, and Akcea agrees at its own expense to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares promptly following the expiration of the obligations set forth in Section 6 or Section 7, as applicable.

7.4          Legend Removal. Each of Ionis and Akcea agree that at such time as any legend set forth in Section 7.3 or otherwise applicable to such Shares, is no longer required, Ionis or Akcea, as applicable, shall, at its own expense and no later than three (3) trading days following a written request from Novartis, instruct its Transfer Agent to remove the applicable legend from the book entry stock record representing such Shares that is free from such legend.  Neither Ionis nor Akcea may make any notation on its records or give instructions to its transfer agent that expand the restrictions on transfer set forth in this Section 7.

Section 8.	Conditions to Closing

8.1          Conditions to Obligations of Ionis and Akcea.  Ionis’s and Akcea’s (as applicable) obligation to complete the issuance and sale of the Shares and deliver such stock to Novartis is subject to the fulfillment or waiver of the following conditions at or prior to the applicable Closing:

(a)           Receipt of Funds.  Ionis and Akcea (as applicable) will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased at the applicable Closing.

(b)           Representations and Warranties.  The representations and warranties made by Novartis in Section 4 will be true and correct in all material respects as of the applicable Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)           Collaboration Agreement.  Novartis shall have duly executed and delivered to Akcea the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, is effective.

8.2          Conditions to Purchaser’s Obligations at the Closing.  Novartis’ obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or before the applicable Closing:

(a)           Representations and Warranties.  In the case where Novartis is purchasing Ionis Common Stock under Section 1.1, the representations and warranties made by Ionis in Section 3 will be true and correct as of the applicable Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.  In the case where Novartis is purchasing Akcea Common Stock, Akcea will have delivered to Novartis a certificate signed by an authorized officer certifying that the representations and warranties made by Akcea in warranties made by Akcea in the underwriting agreement signed by Akcea in connection with the Qualified Initial Public Offering, are true and correct as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.  Novartis shall be entitled to rely upon the representations and warranties made by Akcea in the underwriting agreement signed by Akcea in connection with the Qualified Initial Public Offering as if made to Novartis (a copy of such underwriting agreement shall be delivered to Novartis as an exhibit to such certificate).

(b)           Collaboration Agreement Representations and Warranties.  The representations and warranties in Section 9.2 of the Collaboration Agreement shall be true and correct as of the applicable Closing Date.  Akcea will have delivered to Novartis a certificate signed by an authorized officer certifying that the representations and warranties in Section 9.2 of the Collaboration Agreement are true and correct.

(c)           Transfer Agent Instructions.  Ionis or Akcea, as applicable, will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Novartis and deliver such Shares (which may be done by book-entry).

(d)           Listing Qualification.  The Shares will be duly authorized for listing by NYSE or Nasdaq, subject to official notice of issuance, to the extent required by the rules of NYSE or Nasdaq.

(e)           No Material Adverse Effect.  From and after the date of this Agreement until the Closing Date, there shall have occurred no event that has caused or would cause a Material Adverse Effect that is continuing as of the applicable Closing Date.

(f)           Collaboration Agreement.  Akcea shall have duly executed and delivered to Novartis the Collaboration Agreement, and there shall have been no termination of the Collaboration Agreement that, as of the Closing, is effective.

8.3          Mutual Conditions to Closing.  The obligations of Novartis on the one hand, and Ionis and Akcea (as applicable) on the other hand, to consummate the Closing are subject to the fulfillment as of the Closing Date of the following conditions:

(a)           HSR Act Qualification.  The filings required under the HSR Act in connection with this Agreement shall have been made and the required waiting period shall have expired or been terminated as of the Closing Date.

(b)           Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or delay the applicable Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(c)           No Governmental Prohibition.  The sale of the Shares by Ionis or Akcea as applicable, and the purchase of the Shares by Novartis will not be prohibited by any applicable law or governmental order or regulation.  Any applicable waiting periods under the HSR Act will have expired or terminated.

(d)           Representations and Warranties.  In the case where Novartis is purchasing Ionis Common Stock under Section 2.2, the representations and warranties made by Ionis in Section 3 will be true and correct as of the applicable Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct as of such other date.

Section 9.	Registration Rights; Lockup Agreement

9.1          Registration Rights; Most Favored Registration Rights.  If Novartis purchases Akcea Common Stock pursuant to Section 2.1, Novartis will have the same registration rights as Akcea has granted to Ionis pursuant to Section 5 of the Investor Rights Agreement dated December 18, 2015 between Ionis and Akcea, mutatis mutandis.  If Akcea grants any registration rights to any Person that are otherwise superior to the registration rights granted to Novartis under this Section 9.1, then any such superior registration rights granted to other Persons shall (as a whole and not in part) replace Novartis’ registration rights under this Agreement and shall be deemed to be incorporated into this Agreement.

9.2          IPO lockup.  If Novartis purchases Akcea Common Stock pursuant to Section 2.1, Novartis agrees that it will sign a customary lockup agreement requested by the underwriters in Akcea’s Qualified Initial Public Offering, including but not limited to an agreement not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Akcea Common Stock held by Novartis (other than those included in the registration) during the 180-day period following the effective date of the Qualified Initial Public Offering; provided, that all of Akcea’s officers and directors and all persons or entities who hold Akcea’s Common Stock (or securities convertible into Common Stock) in an amount that is greater than 1% of Akcea’s then issued and outstanding Common Stock are bound by and have entered into similar agreements.

9.3          Follow-on Lockup.  In addition, if Novartis purchases Akcea Common Stock pursuant to Section 2.1, so long as Novartis beneficially owns 5% or more of Akcea’s outstanding Common Stock on an issued and outstanding basis without giving effect to any convertible securities, and provided that Novartis participates in such follow-on offering as a selling stockholder, Novartis will sign a customary lockup agreement requested by the underwriters in any follow-on offering of Akcea’s Common Stock, including but not limited to an agreement not to sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Akcea Common Stock held by Novartis (other than those included in the registration) during the 90-day period following the effective date of the follow-on offering; provided, that all of Akcea’s officers and directors and all persons or entities who hold Akcea’s Common Stock (or securities convertible into Common Stock) in an amount that is greater than 5% of Akcea’s on an issued and outstanding basis without giving effect to any convertible securities are bound by and have entered into similar agreements.

9.4          Equal Treatment Under Lockups.  In the event that any party subject to any lockup agreement under Section 9.2 or 9.3 receives any discretionary waiver or termination of any of the restrictions of such lockup agreement by Akcea or the underwriters (all such released parties, the “Released Parties”), Novartis shall automatically be released from its obligations with respect to the same percent of Akcea Common Stock as the percent of Akcea Common Stock held by all Released Parties that are subject to the waiver or termination, with such percentage calculated by reference to the aggregate number of Akcea Common Stock beneficially owned by such Released Parties.  For the avoidance of doubt, Akcea agrees to promptly notify Novartis of any such waiver or termination by Akcea or the underwriters.

Section 10.	Governing Law; HSR; Termination; Miscellaneous.

10.1        Governing Law; Jurisdiction.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

10.2        HSR Clearance Cooperation.

(a)           Each of Novartis, Ionis and Akcea shall use commercially reasonable efforts to provide or cause to be provided promptly all assistance and cooperation to allow Novartis, Ionis and Akcea to prepare and submit any filings or submissions under the HSR Act, including providing to Novartis, Ionis and Akcea any information that it may require for the purpose of any filing, notification, application or request for further information made in respect of any such filing.

(b)           Each of Novartis, Ionis, and Akcea shall, in connection with the Agreement contemplated hereby, with respect to actions taken on or after the date of this Agreement, without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Authority with respect to the Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Authority, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Authority unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Authority, gives the other the opportunity to attend and participate therein, (4) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Authority with respect to the Agreement; provided that neither Party will be required to provide the other Party with its Board of Directors or internal committee materials; and such material may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege or confidentiality concerns and (III) to comply with applicable law, (5) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Authority, and (6) use commercially reasonable efforts to respond as soon as practicable to requests for information by any Governmental Authority.

10.3        Termination. This Agreement will automatically terminate upon termination of the Collaboration Agreement.

10.4        Effect of Termination. Sections 7.3, 7.4, 9 and Section 10 hereof shall survive any termination of this Agreement.

10.5        Counterparts; Signatures by Facsimile.  This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto.  This Agreement, once executed by a party, may be delivered to the other party hereto by electronic PDF or facsimile transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.6        Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

10.7        Severability.  If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

10.8        Entire Agreement; Amendments.  This Agreement (including any schedules and exhibits hereto) and the Collaboration Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be amended other than by an instrument in writing signed by all three parties.  No provision of this Agreement may be waived other than by an instrument in writing signed by the party(ies) who has the right to enforce the waived provision.  Any amendment or waiver effected in accordance with this Section 10.8 will be binding upon Novartis, Ionis and Akcea.

10.9        Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by facsimile if sent during normal business hours of the recipient, if not, then on the next business day of the recipient, or (c) three days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to Ionis, addressed to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: Chief Operating Officer
Fax: 760-918-3592

with a copy to:	Ionis Pharmaceuticals, Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Fax: 760-268-4922

If to Akcea, addressed to:	Akcea Therapeutics Inc.
55 Cambridge Parkway, Suite 100
Cambridge, MA 02142
Attention: Chief Executive Officer
Fax: 760-602-1855

with a copy to:	Akcea Therapeutics Inc.
2855 Gazelle Court
Carlsbad, CA 92010
Attention: General Counsel
Fax: 760-268-4922

If to Novartis, addressed to:	Novartis Pharma AG
Lichtstrasse 35
4002, Basel, Switzerland
Attention: General Counsel
Fax: +41613247399

with a copy to:	Novartis Pharma AG
Lichtstrasse 35
4002, Basel, Switzerland
Attention: Head Global Business Development & Licensing
Fax: +41613247399

10.10      Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  Each party will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties; provided, however, that Novartis may assign this Agreement together with all of the Shares it then owns (subject to Section 5.1, Section 7.2 and Section 9) to any Affiliate and any such assignee may assign the Agreement together with all of the Shares it then owns (subject to Section 5.1, Section 7.2 and Section 9) to Novartis or any other Affiliate of Novartis, in any such case, without such consent provided that the assignee agrees to assume Novartis’ obligations under Section 5.1, Section 7.2 and Section 9 of this Agreement.

10.11     Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.12     Further Assurances;   Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.  No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

10.13     Equitable Relief; Specific Performance.  Each of Novartis, Ionis and Akcea recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each of Novartis, Ionis and Akcea therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

10.14     Expenses.  Each party is liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

10.15     Dispute Escalation.

(a)           General. The parties recognize that a dispute may arise out of or relate to this Agreement ("Dispute").  Any Dispute among the parties or their respective Affiliates will be resolved in accordance with this Section 10.15 and Section 10.16.

(b)           Continuance of Rights and Obligations during Pendency of Dispute Resolution. If there are any Disputes in connection with this Agreement, all rights and obligations of the parties will continue until such time as any Dispute has been resolved in accordance with the provisions of this Section 10.15 and Section 10.16.

(c)           Escalation. Any claim, Dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement will be referred to the Novartis Pharmaceuticals Division Chief Executive Officer and to the Chief Operating Officer of Ionis (the "Executives") for attempted resolution. If the Executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then, upon the written request of any party to the other parties, the Dispute will be subject to mediation in accordance with Section 10.15(d).

(d)           Mediation. In the event the parties cannot resolve any Dispute as set forth above, either party may require the matter to be subject to non-binding mediation under the Commercial Rules and auspices of the International Chamber of Commerce (“ICC”), by a single mediator selected in accordance with the rules of the ICC. If the dispute is not resolved within thirty (30) days after mediation commences, the Dispute will be subject to Section 10.16.

10.16      Submission to Jurisdiction.

(a)           Any action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of said Court in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in which any such claim is made that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this agreement may not be enforced in or by such courts.  The parties hereby consent to and grant the Court of Chancery of the State of Delaware jurisdiction over such parties and over the subject matter of any such claim and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.9 or in such other manner as may be permitted by law, shall be valid and sufficient thereof.

(b)           EACH PARTY HERETO WAIVES: (1) ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY, (2) WITH THE EXCEPTION OF RELIEF MANDATED BY STATUTE, ANY CLAIM TO PUNITIVE, EXEMPLARY, MULTIPLIED, INDIRECT, CONSEQUENTIAL OR LOST PROFITS/REVENUES DAMAGES, AND (3) ANY CLAIM FOR ATTORNEY FEES, COSTS AND PREJUDGMENT INTEREST.

In Witness Whereof, Novartis and Ionis have caused this Agreement to be duly executed as of the date first above written.

Novartis Pharma AG

By:	/s/ Paul Hudson

Its:	Novartis Pharma CEO

Novartis Pharma AG

By:	/s/ Nigel Sheail

Its:	Head of Business Development & Licensing

Ionis Pharmaceuticals, Inc.

By:	/s/ B. Lynne Parshall

Its:	Chief Operating Officer

Akcea Therapeutics Inc.

By:	/s/ Paula Soteropoulos

Its:	President & CEO

Appendix 1

Defined Terms

“Affiliate” of an entity means any corporation, firm, partnership or other entity which directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a party to this Agreement. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“AKCEA-APO(a)-LRx” means the oligonucleotide known as ISIS 681257 (also known as IONIS-APO(a)-LRx) having the following sequence and chemistry: 5'-THA-AHP=OMeUGP=OMeCP=OMeUP=OMeCP=OMeCGTTGGTGMeCTMeUP=OGP=OMeUMeUMeC-3′. The underlined residues are 2'-O-(2-methoxyethyl) nucleosides (2'-MOE nucleosides). The residues are arranged so that there are five 2'-MOE nucleosides at the 5' and 3' ends of the oligonucleotide flanking a gap of ten 2'-deoxynucleosides. The cytosine and uracil bases are methylated at the 5-position. MeU and T have the same structure and the choice for the symbol depends on whether the sugar is 2′-deoxy-D-ribose or D-ribose. The P=O designates the location of a phosphate diester linkage. Each of the other internucleoside linkages is a phosphorothioate diester linkage. AH designates the location of the aminohexyl linker and THA is 5-N-{tris[(6-(2-acetamido-3,4,6-tri-O-acetyl-β-D-galactopyranosyloxy)hexylamino)-3-oxopropoxymethyl]methyl}amino-5-oxopentanoyl.

“AKCEA-APOCIII-LRx” means the oligonucleotide known as ISIS 678354 (also known as IONIS-APOCIII-LRx) having the following sequence and chemistry: 5'-THA-AHP=OAGMeCMeUMeUMeCTTGTMeCMeCAGMeCMeUMeUMeUAMeU-3′. The underlined residues are 2'-O-(2-methoxyethyl) nucleosides (2'-MOE nucleosides). The residues are arranged so that there are five 2'-MOE nucleosides at the 5' and 3' ends of the oligonucleotide flanking a gap of ten 2'-deoxynucleosides. The cytosine and uracil bases are methylated at the 5-position. MeU and T have the same structure and the choice for the symbol depends on whether the sugar is 2′-deoxy-D-ribose or D-ribose. The P=O designates the location of a phosphate diester linkage. Each of the other internucleoside linkages is a phosphorothioate diester linkage. AH designates the location of the aminohexyl linker and THA is 5-N-{tris[(6-(2-acetamido-3,4,6-tri-O-acetyl-β-D-galactopyranosyloxy)hexylamino)-3-oxopropoxymethyl]methyl}amino-5-oxopentanoyl.

 “Change of Control” means with respect to a party, any (a) direct or indirect acquisition of all or substantially all of the assets of such party, (b) direct or indirect acquisition by a Person, or group of Persons acting in concert, of 50% or more of the voting equity interests of a party, (c) tender offer or exchange offer that results in any Person, or group of Persons acting in concert, beneficially owning 50% or more of the voting equity interests of a party, or (d) merger, consolidation, other business combination or similar transaction involving a party, pursuant to which any Person owns all or substantially all of the consolidated assets, net revenues or net income of a party, taken as a whole, or which results in the holders of the voting equity interests of a party immediately prior to such merger, consolidation, business combination or similar transaction ceasing to hold 50% or more of the combined voting power of the surviving, purchasing or continuing entity immediately after such merger, consolidation, other business combination or similar transaction, in all cases where such transaction is to be entered into with any person other than the other party to this Agreement or its Affiliates.  For the avoidance of doubt, the Qualified Initial Public Offering of Akcea shall not be deemed a Change of Control.

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“Common Stock” means the Ionis Common Stock or the Akcea Common Stock, as the case may be.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“GAAP” means generally accepted accounting principles in the United States of America.

“Material Adverse Effect” means a material adverse change in or affecting the general affairs, condition (financial or otherwise), results of operations, stockholders’ equity, properties, business, management or prospects of Ionis, Akcea or Novartis and its respective subsidiaries taken as a whole, or on the performance by such party of its obligations under this Agreement or the consummation of any of the transactions contemplated hereby or thereby.

“Nasdaq” means The Nasdaq Global Select Market or Nasdaq Global Market.

“NYSE” means the New York Stock Exchange.

“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual

“Proxyholder” means Akcea Therapeutics Inc. and its Chief Executive Officer and/or Chief Operating Officer, in their capacities as such officers of Akcea Therapeutics Inc.

“Qualified Initial Public Offering” means the closing of the sale of shares of Akcea Common Stock to the public at a price in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in (i) a listing of Akcea Common Stock on either the NYSE or Nasdaq, (ii) at least $100,000,000 of gross proceeds to Akcea and (iii) an initial market capitalization of Akcea of at least $500 million.

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

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